EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 33-82522, 333-15235, 333-53085, 333-41010, 333-41012 and 333-105800) on Forms S-8 of InFocus Corporation of our report dated February 22, 2005, with respect to the consolidated balance sheets of InFocus Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2004, and the related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appears in the December 31, 2004 Annual Report on Form 10-K of InFocus Corporation.

/s/ KPMG, LLP

Portland, Oregon,

February 22, 2005